Exhibit 99.1

Replimune Appoints Dieter Weinand as Chairman and Paolo Pucci to the Board of Directors

Woburn, MA, April 2, 2020 – Replimune Group Inc. (Nasdaq: REPL), a biotechnology company developing oncolytic immuno-gene therapies derived from its Immulytic™ platform, today announced the appointment of Dieter Weinand as Chairman of the Board of Directors and the new appointment of Paolo Pucci to the Board of Directors, effective immediately. Mr. Weinand succeeds Philip Astley-Sparke who in January transitioned from part time Executive Chairman to full time Chief Executive Officer.

“We are pleased to announce these changes to our Board. Dieter has served on the Replimune Board since June 2018 and I am delighted he has agreed to step up to the Chairman role following my appointment as Chief Executive Officer,” said Philip Astley-Sparke, Chief Executive Officer of Replimune. “Both Dieter and Paolo bring to Replimune vast international experience within commercial, operational, and strategic functions in the pharmaceutical industry with strong and relevant profiles as we progress our products towards the market. Paolo has extensive experience in the field of oncology while at Bayer and, more recently, at the helm of ArQule Inc., a Nasdaq-listed oncology and rare diseases company that was sold to Merck for approximately $2.7 billion in January 2020.”

Mr. Dieter Weinand was formally the Executive Vice President of Primary Care and a member of the Executive Committee at Sanofi since November 1, 2018. Before moving to Sanofi, Mr. Weinand was the President of The Pharmaceuticals Division and member of the Management Board at Bayer AG. Prior to his work at Sanofi and Bayer, Mr. Weinand has held various positions in commercial, operational and strategic areas of the pharmaceutical industry. These included responsibilities spanning various therapeutic areas and geographies for companies such as Pfizer, Bristol Myers Squibb and Otsuka. Mr. Weinand earned an MS in Pharmacology and Toxicology from Long Island University, New York, and a BA in biology from Concordia College, New York. Mr. Weinand is a board member of the Pharmaceutical Research and Manufacturers of America (PhRMA), a board member of the European Federation of Pharmaceutical Industries & Associations (EFPIA), a member of the Board of Directors of HealthPrize Technologies.

Mr. Paolo Pucci most recently served as the Chief Executive Officer of ArQule, Inc., a biopharmaceutical oncology company engaged in the research and development of targeted therapeutics that was acquired by Merck in January 2020. Prior to joining ArQule in 2008, Mr. Pucci worked at Bayer AG, where he served in a number of leadership capacities including President of the Oncology & Global Specialty Medicines Business Units and was a member of the Bayer Pharmaceuticals Global Management Committee. Before Bayer AG, Mr. Pucci held positions of increasing responsibility with Eli Lilly and Company, culminating with his appointment as Managing Director, Eli Lilly Sweden AB. Mr. Pucci earned an MS in economics and accounting from Università degli Studi di Napoli Federico II and an MBA in marketing and finance from the University of Chicago. Mr. Pucci has previously served on the Board of several successful biotech companies including Algeta ASA, until it was acquired by Bayer AG and Dyax Inc., until it was acquired by Shire Plc. Mr. Pucci currently serves as a board member of West Pharmaceuticals Services, Inc.

About Replimune

Replimune Group Inc., headquartered in Woburn, MA, was founded in 2015 to develop the next generation of “oncolytic immune-gene therapies” for the treatment of cancer. Replimune is developing novel, proprietary therapeutics intended to improve the direct cancer-killing effects of selective virus replication and the potency of the immune response to the tumor antigens released. The Company’s Immulytic™ platform is designed to maximize systemic immune activation, in particular to tumor neoantigens, through robust viral-mediated immunogenic tumor cell killing and the delivery of optimal combinations of immune-activating proteins to the tumor and draining lymph nodes. The approach is expected to be highly synergistic with immune checkpoint blockade and other approaches to cancer treatment. Replimune intends to progress these therapies rapidly through clinical development in combination with other immuno-oncology products with complementary mechanisms of action. For more information, please visit www.replimune.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations about our cash runway, our goals to develop and commercialize our product candidates, and other statements identified by words such as “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in such forward-looking statements. These factors include risks related to our limited operating history, our ability to generate positive clinical trial results for our product candidates, the costs of operating our in-house manufacturing facility, the timing and scope of regulatory approvals, changes in laws and regulations to which we are subject, competitive pressures, our ability to identify additional product candidates, political and global macro factors including the impact of the coronavirus as a global pandemic and related public health issues, and other risks as may be detailed from time to time in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other reports we file with the Securities and Exchange Commission. Our actual results could differ materially from the results described in or implied by such forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements.

Replimune Contact

Investor Inquiries

Chris Brinzey

Westwicke, an ICR Company

339.970.2843

chris.brinzey@westwicke.com

Media Inquiries

Arleen Goldenberg

Verge Scientific Communications

917.548.1582

agoldenberg@vergescientific.com

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